                                                                    EXHIBIT 10.8

February 1, 2004

Ms. Marni Wieshofer

Re.:  Employment Agreement

Dear Ms. Wieshofer ("Executive"):

      On behalf of Lions Gate Entertainment Inc. ("Lions Gate" or "Company"), this is to confirm the terms of your employment by the Company. Company and Executive agree that the terms of this agreement ("Agreement") shall replace and supercede any and all prior terms of any other agreements between you and the Company. Neither the Company nor you shall have any further obligations under any prior agreements. The terms of your employment from this date forward are as follows:

      1. The term of this agreement ("Agreement") will begin February 1, 2004 and end January 31, 2006. During the term of this Agreement you will serve as Executive Vice President, Corporate Development. Executive shall perform all of her duties from her home or at such other places as Lions Gate may reasonably designate. Executive shall report to the CEO.

      So long as this Agreement shall continue in effect, you shall devote your full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use your best efforts and abilities to promote the Company's interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.

      2. The following compensation will be paid to you during the term of this
Agreement:

            Base Salary. During the term of this Agreement, the Company agrees to pay you a base salary as follows:

            February 1, 2004 to January 31, 2006 - the rate of Three Hundred Thousand dollars ($300,000.00) per year ("base salary"), payable in accordance with the Company's normal payroll practices in effect.

            Nothing in this Agreement shall limit the Company's right to modify its payroll practices, as it deems necessary.

Ms. Marni Wieshofer
February 1, 2004
Page 2


            Finally, you shall be entitled to receive performances bonuses at the full discretion of the CEO of the Company.

      3. As an employee of the Company, you will continue to be eligible to participate in all benefit plans to the same extent as other senior executives of Lions Gate of the same level, subject to the terms of and your qualification for such plans. Perks include cell phone and parking, reimbursement of all home telephone/fax and other out-of-pocket expenses for business use. Executive shall be entitled to a lap-top computer during the Term hereof. Executive shall continue to be designated as a named insured under Lions Gate's D&O Liability Insurance Policy.

      4. You shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of your supervisor, and (ii) the demands and requirements of your duties and responsibilities under the Agreement. There are no paid vacation days. Finally, you will be eligible to be reimbursed for any business expenses, including business class travel for flights longer than four hours, in accordance with the Company's current Travel and Entertainment policy.

      5. Lions Gate shall request that the Compensation Committee of Lions Gate ("CCLG") authorize and grant Employee the right (the "Option") to purchase an additional 50,000 common shares of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Option Plan. Employee acknowledges that this grant of stock is subject to the approval of the CCLG and Lions Gate Entertainment Corp.'s shareholders ("Shareholders"). The next scheduled meeting of the Shareholders shall be in September of 2004. Executive (or Executive's estate in the event of the death of Executive) shall have twelve months from January 31, 2006 to exercise all vested options. Executive has six (6) months to exercise all vested options if terminated with cause or leaves employment voluntarily. Executive has one (1) year to exercise all vested options if she is terminated without cause or becomes incapacitated. Executive' stock options shall vest as follows: (i) one third upon the approval of the Shareholders; (ii) one third at the conclusion of the first year of the Term; and (iii) and the final third upon the conclusion of the second year of the Term. Currently 75,000 options to purchase common shares of Lions Gate at U.S. $2.55, are fully vested.

      6. You agree that the Company Employee Handbook outlines other policies, which will apply to your employment, and you acknowledge receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate.

      7. This Agreement shall terminate upon the happening of any one or more of the following events:

            (a) The mutual written agreement between Lions Gate and Employee; or

Ms. Marni Wieshofer
February 1, 2004
Page 3

            (b) The death of Employee; or

            (c) Employee's having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of one hundred and twenty (120) days or more, or

            (d) The determination on the part of Lions Gate that "cause" exists for termination of this Agreement; "cause" being defined as any of the following: 1) Employee's conviction of a felony or plea of nolo contendere to a felony except in connection with a traffic violation; 2) commission, by act or omission, of any material act of dishonesty in the performance of Employee's duties hereunder; 3) material breach of this Agreement by Employee; or 4) any act of misconduct by Employee having a substantial adverse effect on the business or reputation of Lions Gate.

            (e) Without Cause. In such case Employee shall be entitled to receive the Base Salary set forth in Section 2 through January 31, 2006, subject to Employee's obligation to mitigate in accordance with California Law. In the alternative, at Lions Gate's discretion, if Employee is terminated by Lions Gate for any reason other than as set forth in sub-paragraphs 7(a)-(d), a severance amount equal to 50% of the balance of the compensation still owing to Employee under paragraph 2 hereof at the time of termination shall be paid to Employee by Lions Gate, which payment shall relieve Lions Gate of any and all obligations to Employee.

            (f) Lions Gate shall have the right, exercisable by giving written notice to you to terminate your employment at any time after you have been unable to perform the services or duties required of you hereunder as a result of physical or mental disability (or disabilities) which has (or have) continued for more than four months in the aggregate in any twelve (12) month period. In such event, Lions Gate shall pay to you your salary through to the date specificed in the notice of termination; provided, however, that such date of termination shall not be less than six (6) months after the date of such notice of termination less any amounts payable to you under any plan with disability benefits.

      In the event that this Agreement is terminated pursuant to sub-paragraphs
(a)-(d) above neither Lions Gate nor Employee shall have any remaining duties or obligations

Ms. Marni Wieshofer
February 1, 2004
Page 4

hereunder, except that Lions Gate shall pay to Employee, only such compensation as is earned under Paragraph 2 as of the date of termination.

      8. Employee's services shall be exclusive to Lions Gate during the Term. Employee shall render such services as are customarily rendered by persons in Employee's capacity in the motion picture industry and as may be reasonably requested by Lions Gate. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Employee's employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Employee to render any services, or to include all or any of Employee's work or services in any motion picture or other property or production.

      9. Employee agrees that Lions Gate shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee's employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, Lions Gate shall own all other results and proceeds of Employee's services that are related to Employee's employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with her employment hereunder. All copyrightable works that Employee creates in connection with his obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered "work made for hire" and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a "work made for hire," Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee's full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee will not charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement

Ms. Marni Wieshofer
February 1, 2004
Page 5

      10. Employee shall not assign any of his rights or delegate any of her duties under this agreement.

      11. The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of her duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate's business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes Lions Gate's trade secrets. Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment for Lions Gate. Employee shall not use any such trade secrets in connection with any other employment an/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of Lions Gate that are not trade secrets prior to, during or after Employee's employment including the specifics of this contract. Employee shall not use any such confidential information in connection with any other employment an/or business opportunities following the Term.

      12. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Employment Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Los Angeles. All such actions must be instituted within one year after the controversy or claim arose or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. The parties agree that Lions Gate shall pay the Arbitrator's fee.

      13. This Agreement expresses the binding and entire Agreement between you and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. All modifications or amendments to the Agreement must be in writing, signed by both parties.

      Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me.

Ms. Marni Wieshofer
February 1, 2004
Page 6

Very truly yours,

LIONS GATE ENTERTAINMENT CORP.


Wayne Levin
EVP and General Counsel

AGREED AND ACCEPTED

THIS _____DAY OF  ________, 2004

--------------------------
MARNI WIESHOFER